FORM 4

[  ] Check box if no                       ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:          December 31, 2001
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*

     Gluskin                          Anna                          E.
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     (Last)                          (First)                     (Middle)

                          33 Harbour Square, Suite 202
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                                    (Street)

     Toronto,                   Ontario (Canada)                 M5J 2G2
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    Generex Biotechnology Corporation (GNBT)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
     January/2002                      |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [     ]  10% Owner

        [  X  ]  Officer                      [     ]  Other (specify below)
                 (give title below)
        President and Chief Executive Officer
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 7. Individual or Joint/Group Reporting (Check Applicable Line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |                         |      Amount    |   (A) or|     Price
                                  |                           |                         |                |   (D)   |
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Common Stock                      |     1/22/02               |      P                  |     1,000      |   (A)   |     $6.39
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Common Stock                      |     1/22/02               |      P                  |     1,000      |   (A)   |     $6.50
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Common Stock                      |     1/25/02               |      P                  |     1,000      |   (A)   |     $6.54
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Common Stock                      |                           |                         |                |         |
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                                  |                           |                         |                |         |
===================================================================================================================================


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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Stock                      |                           |                         |
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Common Stock                      |                           |                         |
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Common Stock                      |         3,000             |          D              |
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Common Stock                      |     1,188,127             |          I              |      by GHI, Inc.
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                                  |                           |                         |
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*If the form is filed by more than one reporting person,
 see Instruction 4(b)(v).
                                                                          (over)
                                                                 SEC 1474 (3-91)

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 and 5)
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                                                                                                        |     (A)     |    (D)
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Option to buy                    |          $5.00            |                         |                |             |
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Option to buy                    |          $7.5625          |                         |                |             |
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                                 |                           |                         |                |             |
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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
                                 |               |              |                |                     |
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Option to buy                    |  1/3/00       |   1/3/05     |  Common Stock  |       100,000       |
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Option to buy                    |  7/31/00      |   7/31/05    |  Common Stock  |       200,000       |
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                                 |               |              |                |                     |
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1. Title of Derivative Security  | 9. Number Derivative         | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Option to buy                    |                              |                                      |
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Option to buy                    |        300,000               |               D                      |
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                                 |                              |                                      |
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Explanation of Responses:


      /s/ Anna E. Gluskin                                    February 8, 2002
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  **Signature of Reporting Person                                  Date
    Anna E. Gluskin



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).